Exhibit 99.1

NEWS RELEASE

Company Contact:
Barry Regenstein, President
Command Security Corporation
845-454-3703

COMMAND SECURITY CORPORATION
INCREASES PRESENCE IN SOUTH FLORIDA
THROUGH TWO ADDITIONAL ACQUISITIONS

Lagrangeville, New York***September 12, 2008***Command Security Corporation (AMEX: MOC) announced today that it has completed the acquisitions of Eagle International Group, LLC (“EIG”) and International Security & Safety Group, LLC (“ISSG”), providers of security services primarily in Broward and Palm Beach counties in Florida. EIG and ISSG have an aggregate of approximately 200 employees and estimated annual sales of approximately $5.0 million this year.

Command Security acquired EIG and ISSG in order to expand its existing organization in South Florida. EIG and ISSG provide a variety of security services primarily to residential and commercial property management companies and medical centers, hospitals, nursing homes and healthcare centers; areas where the Company continues to see growing demand for its security services.

Commenting on the purchases, Barry Regenstein, President of Command Security stated, “The acquisitions of EIG and ISSG support our plan to expand into targeted vertical markets within the security industry while leveraging our regional operating structure. We are very pleased to expand our customer base through the acquisitions of EIG and ISSG and welcome the employees of these companies as the newest members of our organization. We are continuing to successfully implement our growth strategy which combines organic business development and strategic acquisition opportunities that we believe will be accretive to our financial results.”

About Command Security Corporation

Command Security Corporation provides aviation and security services to protect buildings, assets and people through over thirty company-owned offices in fifteen states. We safeguard against theft, fraud, fire, intrusion, vandalism and the manifold threats that today’s world brings. Partnering with each client, Command Security designs programs customized to meet specific security needs and solve problems. To every situation the Company brings years of expertise - sophisticated systems for hiring, training, supervision and oversight, backed by cutting-edge technology. Its mission is: to enable businesses to operate without disruption or loss, and to create safe environments for people to work in.

Forward-Looking Statements

This announcement by Command Security Corporation, or the “Company,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the Company to successfully commercialize its new technologies as well as risk factors set forth under “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2008, and such other risks disclosed from time to time in the Company’s periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For more information concerning the Company, please refer to its website at www.commandsecurity.com and to the Edgar website www.sec.gov/edgar.shtml.